INDEPENDENT CONTRACTOR AGREEMENT

AGREEMENT made this 2nd day of February 2009, between Belimed, Inc. (“Contractor”) and BioDrain Medical, Inc. (“Company”).

WHEREAS, Company desires to have Contractor to perform certain assignments as the Company may reasonably request.

WHEREAS, Contractor desires to engage in a contractual relationship (“Agreement”) with the Company as described above and perform such assignments as the Company may reasonably request.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth the parties agree as follows:

1.
Contractual Services.  The Company hereby retains the services of the Contractor on a non-exclusive basis as an authorized installation and maintenance firm.  Where Contractor’s service will be required, the Company will introduce Contractor and allow negotiations for services to occur between Contractor and the third party customer(s).).  Contractor will provide a written quotation and receive written authorization from the third party customer(s) prior to initiating installation services.  The Company will be reimbursed at a rate of *** of the total installation price.  Additionally, Contractor will respond and provide written quotations to the third party customer(s) for extended Service Agreements or Preventative Maintenance Agreements (collectively referred to as “Service Agreements”) services.  Upon written acceptance of Contractor Service Agreements, the Company will be reimbursed at a rate of *** of the Service Agreements’ price.  The Contractor is responsible for all compensation owing for the assignment performed including, without limitation, all costs of labor, taxes, third-party charges, materials, overhead and other costs to the Contractor.  The Company acknowledges and agrees that Contractor will render such Contractual Services only on a part-time or limited basis.

2.
Terms.  This Agreement shall be for a period of 3 years commencing on April 1, 2009. Agreement shall be automatically renewable annually, on the anniversary date of the Agreement, unless terminated in writing by either party not less than 90 days prior to expiration in the given year.

3.
Fees.  For routine repair and preventative maintenance during the Company warranty period, Contractor shall be paid $*** per hour.  Within the territories defined by Attachment 1, fees are inclusive of all compensation owing for the assignment performed including, without limitation, all costs of labor, taxes, third-party charges, materials, and other costs to the Contractor.  All materials and other purchased items shall be reimbursed at cost by the Company.  Outside of the territories defined by Attachment 1, and if applicable, the Company is responsible for airfare and hotel expenses, with the understanding that Contractor will use its best efforts to maintain reasonable airfare and hotel expenses, as provided for in Company’s corporate travel policy.  The Contractor is to invoice the Company at the end of each month for hours worked and the Company will pay the Contractor within 30 days after receipt of an invoice.  Contractor acknowledges that Company shall only be liable for these expenses during the warranty period (one-year from purchase date of third party customer).  Following the lapse of the initial warranty period, Contractor will be compensated directly through the customer, either through the purchase of an extended Service Agreement, or, if after the warranty, and with no service contract in place, directly from the third party customer, based on discussions and negotiations directly with the third party customer and Contractor.

*** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

4.
Independent Contractor.  This Agreement shall not establish an employment relationship between the parties.  Contractor services shall not be regulated or controlled by the Company, but shall be that of an independent contractor providing contractual services.  Nothing in this Agreement shall be construed as creating the relationship of an employer and employee between the Company and the Contractor or any of Contractor’s employees, subcontractors or agents for the purposes of any current or future employee benefit plan of the Company.  Accordingly, Contractor agrees that the terms of this Agreement exclude participation by any employees or agents of the Contractor in any benefit plan of the Company.  Neither Contractor nor any of Contractor’s employees or agents are required or permitted to make contributions (including, but not limited to, contribution by salary deduction agreements) to any benefit plan, and no contributions are made or required to be made for Contractor’s benefit or the benefit of Contractor’s employees or agents.  Contractor further agrees that neither Contractor nor any of his employees or agents accrue any benefits under any Company benefit plan by reason of this Agreement and that services rendered under this Agreement do not give rise to any claim for benefits under any Company benefit plan.  Contractor waives any right Contractor’s employees or agents may otherwise be deemed to have to participate in any Company benefit plan.  In addition, neither Contractor nor any of his employees or agents shall be considered an employee of the Company for purposes of any tax or contribution levy by any foreign or U.S. federal, state or local government.

5.
Contractor’s Responsibility As Employer.  Contractor represents and warrants that, except as otherwise specifically stated in writing, all persons who Contractor assigns to perform work in conjunction with an assignment from the Company under this Agreement shall be employees or contractors of the Contractor.  Contractor agrees to file all required returns and reports, withhold and/or pay all required federal, state and local wage or employment-related taxes including, but not limited to, income taxes, Social Security taxes, unemployment taxes and taxes measured by gross income and gross receipts with respect to the amounts received hereunder or paid to such employees in connection with their performance of an assignment as required by applicable law.  Contractor further agrees that he will be responsible for any taxes withheld or required to be paid by any foreign government in relation to services performed by Contractor or his employees or agents.  Contractor agrees to reimburse the Company for any wage, employment related or other tax not so withheld/or remitted and for any costs and expenses including reasonable attorney’s fees and interest which the Company may incur by reason of Contractor’s failure to comply with the obligations set forth in this paragraph.

6.	Contractor’s Taxpayer Identification Number. Contractor shall provide Contractor’s tax identification number to the Company.

7.
Representation Regarding Employees.  Contractor represents and warrants that all of his employees or agents assigned to perform work under this Agreement are legally entitled to perform such work.  Contractor also agrees to comply with all immigration laws of the United States.

8.
Work Performed. Company customers and or third party customers are to call their service requests directly into the Contractor technical support/dispatch office, where calls may be entered as a matter of record.  For service calls related to a unit under warranty, Contractor will seek written (electronic or hard copy) authorization from Company prior to dispatching a field service technician.  For installation and work performed in support of a Service Agreement, Contractor will dispatch the appropriate personnel and resolve the problem in a timely manner.  Contractor agrees to provide field service personnel which are competent and trained in their area of responsibilities.  Company agrees to provide tuition free product training to Contractor’s field service personnel.  When representing Company on an assigned job, contractor agrees to utilize Company authorized forms and procedures; including; PM & installation check lists, service reports, training records.  Contractor also agrees to provide quality repair service, supervision of equipment installation/performance check out at customer locations and other duties as assigned, in accordance with established Company procedures and techniques, using proper tools, test equipment and OEM replacement parts.  Contractor further agrees not to modify, substitute or alter any OEM component, hardware or software, without the written permission of Company Engineering. At a minimum on a quarterly basis, Contractor agrees to provide Company with copies of all documentation pertaining to all service related calls for the life of this Agreement.

9.
Confidential Business Information Limitations On Disclosure and Use.  It is understood that in the performance of an assignment, each party (“Receiving Party”) and his employees or agents will have access to and may require confidential business information of the other party (“Disclosing Party”), including, but not limited to, information relating to the Disclosing Party’s employees, vendors, customers, products, pricing, and access to the Disclosing Party’s systems.  Receiving Party shall not disclose to anyone not employed or contracted by the Receiving Party nor use, except on behalf of the Disclosing Party and with current customers or accounts of Disclosing Party at the date of signing of this Agreement, any such confidential information required in the performance of an assignment, except as may be specifically authorized by the Disclosing Party in writing.  Regardless of the term of this Agreement, Receiving Party shall be bound by this obligation until the confidential business information shall lawfully become part of the public domain or the parties otherwise agree in writing.  All business information regarding customer lists or business arrangements from the Disclosing Party shall be presumed to be confidential, except to the extent that it shall have been lawfully published or that it shall have been made freely available to the general public by the Disclosing Party.  Receiving Party agrees that all tangible forms of the previously mentioned confidential and proprietary information which Receiving Party requires pursuant to this Agreement: (i) shall be safeguarded with the same degree of control and care as a reasonably prudent person would exercise with respect to its own similar property under similar circumstances and (ii) all copies thereof shall be returned to the Disclosing Party immediately upon a written request therefore.  Receiving Party further agrees to obligate Receiving Party’s employees and agents to observe and be bound by the same confidentiality requirements by which Receiving Party is bound hereunder by the Disclosing Party.

10.
Reciprocal Restriction on Interference with Business Relationships and Notification of Visit.  Contractor agrees it will not solicit, market, encourage or otherwise interfere with the business relationship of current customers of Company.  Company agrees it will not solicit, market, encourage or otherwise interfere with the business relationships of Contractor’s current customers.

11.
Assignment and Subcontracting.  The rights of each party under this Agreement are personal to such party and may not be assigned or transferred to any such person or entity without the prior written consent of the other party.  Notwithstanding the foregoing, the Company may transfer its rights to an affiliate with the written consent of the Contractor.  Contractor shall not subcontract all or any portion of an assignment without the prior written approval of the Company.

12.
Non-solicitation.  Contractor agrees that for the duration of this Agreement and for a period of one (1) year following the termination or expiration of this Agreement, it shall not, directly or indirectly through any other individual, person or entity, employ or solicit, entice, persuade, or induce any individual who currently is, or at any time during such period shall be, an employee of the Company to terminate or refrain from renewing or extending his or her employment by the Company or to become engaged by or enter into a contractual relationship with Contractor or any other individual, person or entity.  Company agrees that for the duration of this Agreement and for a period of one (1) year following the termination or expiration of this Agreeement, it shall not, directly or indirectly through any other individual, person or entity, employ or solicit, entice, persuade, or induce any individual who currently is, or at any time during such period shall be, an employee of the Contractor to terminate or refrain from renewing or extending his or her employment by the Contractor or to become engaged by or enter into a contractual relationship with Company or any other individual, person or entity.

13.
Termination.  Upon termination of this Agreement, Contractor agrees to stop work and to return to the Company all items relating to an assignment including, but not limited to, the following:  all reports, drawings, hardware, software, documents and files, including items electronically recorded generated or stored on personal computers or diskettes.  Copies of such items shall not be retained by Contractor or its employees and agents in any form, electronic or otherwise unless required to service existing accounts of the Contractor.  If either party breaches a material portion of this Agreement and does not remedy such breach within 30 days of written notice, the other party may terminate the Agreement for cause.  This Agreement may be terminated by either party without cause upon 90 days written notice to the other party.

14.	Other Clients. Contractor represents and warrants that the services for which it has been retained, or other similar services, are performed for clients other than the Company.

15.
Indemnity.  Each party (“Indemnifying Party”) understands and acknowledges that the other party (“Indemnified Party”) will be relying upon the representations made in this Agreement and hereby agrees to indemnify and hold the Indemnifying Party harmless from and against any and all claims, suits, damages, penalties, costs or fees (including reasonable attorney fees) (collectively, “Claims”) that may arise as a result of any knowing misrepresentation including any Claims made by any federal, state or local taxing entity.  This indemnity does not extend to any warranty either expressed or implied in the equipment of the Indemnifying Party or the failure thereof.

16.	Insurance. Contractor will maintain one million dollars ($1,000,000.00) in liability insurance and maintains adequate worker’s compensation insurance.

17.
Entire Agreement.  This Agreement contains the entire understanding between the parties.  No warranties, representations or understandings have been made orally or in writing by either party except those which are expressly set forth in this Agreement.

18.
Choice of Law.  This Agreement shall be construed and enforced in accordance with the substantive laws of the State of South Carolina (without giving effect to its laws regarding conflict of laws), and the parties hereto agree to submit the exclusive jurisdiction of the federal and state courts of the State of South Carolina for any and all purposes hereof.

19.
Severability.  If any provision of this Agreement is found by a court or other competent authority to be void or unenforceable, the provision must be treated as amended or deleted from the Agreement, without effecting any other provisions or the validity of the Agreement.  The parties will negotiate in good faith to agree on the terms of a mutually satisfactory amended provision, if an amended provision is required to carry out the intent of the parties expressed in the void and unenforceable provision.

20.
Mediation of Issues.  In the event of any dispute of this Agreement or its terms and prior to the filing of any suit or legal action, the parties agree that they shall submit to mediation to resolve their differences.  Mediation shall take place in South Carolina by a qualified mediator mutually agreed upon by the parties.

21.
Response Time.  In agreement with Contractor standard policies, once notified by Company office, Contractor agrees to respond to customer requests over the telephone within (2) hours, make every reasonable effort to respond on site within (24) hours, and guarantee to respond on site within (48) hours.  Contractor requires ten (10) working days notice to schedule installation personnel, arrange travel and other applicable resources.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the first day written above.  The parties affirm that this Agreement accurately and completely reflects their understanding and agreement.

Dated this 2nd day of February 2009.

/s/ Pete Koste
Contractor – Belimed, Inc.

By: Pete Koste
Title: Director, Technical Services

Dated this 2nd day of February 2009.

/s/ Kevin Davidson
Company – BioDrain Medical, Inc.

By: Kevin Davidson
Title: CEO

Attachment 1